Exhibit 99.1

NEWS RELEASE

Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000

Date:	October 8, 2014

Contact:	James M. Farrell

HUBBELL PROVIDES PRELIMINARY THIRD QUARTER RESULTS AND 2014

OUTLOOK

[LOWERS THIRD QUARTER AND 2014 EARNINGS OUTLOOK]

SHELTON, CT. – October 8, 2014 – Hubbell Incorporated (NYSE: HUBA, HUBB) today provided an update on its anticipated financial results for the third quarter and outlook for the full-year 2014.

For the third quarter of 2014, the Company expects sales to increase by 7% while operating margin is anticipated to be 15.9%, which although strong, is below the Company’s previous expectations.

“During the third quarter we faced a number of external headwinds and internal challenges that impacted our profitability,” said David G. Nord, Chairman, President and Chief Executive Officer. “As discussed on our July earnings call, we recognized that the quarter posed a very challenging comparison to the third quarter of 2013 which benefitted from a favorable business mix. This proved to be more significant than we initially anticipated. While we are still in the process of reviewing our results and outlook we wanted to provide a preliminary update.”

Mr. Nord continued, “The weaker than expected third quarter profits were impacted in a few key areas. First, while our overall sales were generally in line with our expectation, the sales mix was unfavorable. Several of our higher margin businesses are being impacted by geopolitical uncertainties and the residential market has softened. The other areas impacting our profitability include: higher costs at our lighting business, including a $4M expense associated with a legal claim; and a more challenging than expected pricing environment. The increased rate of adoption of solid state technology at lighting is causing increased costs associated with product performance and inventory obsolescence.”

The Company outlook is for full year revenue to increase in the low end of the previously provided 5-6% range. Full year operating margins are expected to decrease by 60 to 70 basis points compared to the prior year as most of the headwinds from the third quarter are likely to persist through the remainder of 2014. The Company will provide additional details related to its third quarter results and full year outlook on the third quarter earnings call to be held on October 23rd.

Mr. Nord concluded, “While we are disappointed by these results, the near-term margin challenges in our lighting business are being addressed through restructuring actions that will be incurred over the next several quarters and are expected to provide benefits towards the end of 2015.”

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2013 revenues of $3.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea, and countries in the Middle East. The corporate headquarters is located in Shelton, CT.

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